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Security Benefit Life Insurance Company                700 SW Harrison St.
Security Benefit Group, Inc.                           Topeka, Kansas 66636-0001
Security Distributors, Inc.                            (785) 431-3000
Security Management Company, LLC

February 12, 1999


Security Benefit Life Insurance Company
700 SW Harrison Street
Topeka, KS  66636-0001



Dear Sir/Madam:

This letter is with reference to the Registration Statement of T. Rowe Price Variable Annuity Account of which Security Benefit Life Insurance Company (hereinafter "SBL") is the Depositor. Said Registration Statement is being filed with the Securities and Exchange Commission for the purpose of registering the variable annuity contracts issued by SBL and the interests of T. Rowe Price
Variable Annuity Account under such variable annuity contracts which will be sold pursuant to an indefinite registration.

I have examined the Articles of Incorporation and Bylaws of SBL, minutes of the meetings of its Board of Directors and other records, and pertinent provisions of the Kansas insurance laws, together with applicable certificates of public officials and other documents which I have deemed relevant. Based on the foregoing, it is my opinion that:

1. SBL is duly organized and validly existing as a stock life insurance company under the laws of Kansas.

2. T. Rowe Price Variable Annuity Account has been validly created as a Separate Account in accordance with the pertinent provisions of the insurance laws of Kansas.

3. SBL has the power, and has validly and legally exercised it, to create and issue the variable annuity contracts which are administered within and by means of T. Rowe Price Variable Annuity Account.

4. The amount of variable annuity contracts to be sold pursuant to the indefinite registration, when issued, will represent binding obligations of SBL in accordance with their terms providing said contracts were issued for the considerations set forth therein and evidenced by appropriate policies and certificates.

I hereby consent to the inclusion in the Registration Statement of my foregoing opinion.

Respectfully submitted,

AMY J. LEE

Amy J. Lee, Esq.
Associate General Counsel and Vice President
Security Benefit Life Insurance Company